                                  EXHIBIT 4(a)


                          PEOPLES SAVINGS BANK OF TROY
                   STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

         1.       PURPOSE

                  The purpose of this Peoples Savings Dank of Troy 1989 Stock Option Plan for Nonemployee Directors (the "Plan") is to advance the interests of Peoples Savings Bank of Troy (the "Bank") and its subsidiaries and to induce experienced persons of the highest caliber to become and remain directors and assume the significant duties and responsibilities entailed therewith by providing nonemployee directors with a personal and financial interest in the success of the flank and its subsidiaries through the ownership of common stock of the Bank, Pursuant to the Plan, such directors will be offered the opportunity to acquire such common stock through the grant of options under the Plan.

                  As used in this Plan, the term "subsidiary" shall mean any present or future corporation which is or becomes a "subsidiary corporation" of the flank within the meaning of Section 425 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

         2.       ADMINISTRATION OF THE PLAN

                  The Plan shall be administered by a Committee (the "Committee") as appointed from time to time by the Board of Directors of the Bank, which Committee shall consist of not less than three (3) members of such Board of Directors.

                  In administering the Plan, the Committee may adopt rules and regulations for carrying out the Plan. Any interpretation or decision of the Committee with regard to questions arising under the Plan made by the Committee shall be final and conclusive.

         3.       SHARES OF STOCK SUBJECT TO THE PLAN

                  (a) MAXIMUM AMOUNT AVAILABLE. The total number of shares that may be issued or transferred pursuant to the exercise of options under the Plan ("Option Shares") shall not exceed two and one-half percent (2.5%) of the $1.00 par value common stock of the Bank (the "Common Stock") which shall be issued in connection with the conversion of the Bank from an Ohio-chartered mutual building and savings association to an Ohio-chartered stock building and savings association. Such shares may be authorized and unissued shares or previously issued shares acquired or to be acquired by the Bank and held in treasury. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares may again be subject to an option under the Plan.

                  Each Nonemployee Director serving at the first annual special meeting of stockholders following the conversion of the Bank from an Ohio-chartered mutual building and savings association to an Ohio-chartered stock building and savings association will be granted Nonstatutory Options for the purchase of 800 of the Option Shares effective upon his taking of office. Each Nonemployee Director appointed for the first time subsequent to the first annual special meeting of stockholders following the conversion of the Bank from an Ohio-chartered mutual building and savings association to an Ohio-chartered stock building and savings association will be granted a Nonstatutory Option for the purchase of 400 Option Shares upon his taking of office, and will be granted Nonstatutory Options for the purchase of an additional 400 Option Shares upon the fifth (5th) anniversary of his appointment.

                  (b) ADJUSTMENT IN EVENT OF RECAPITALIZATION OF THE BANK. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Bank, the Board of Directors shall make an appropriate adjustment in the number and the kind of shares that may be subjected to options under the Plan and the number and kind of shares covered by options granted, and in the option price.

         4.       ELIGIBILITY

                  Options may only be granted to present or future nonemployee members of the Bank's Board of Directors ("Directors").

         5.       DURATION OF THE PLAN

                  Subject to the provisions of paragraph 8, the Plan shall remain in effect until all shares subject to or which may become subject to the Plan shall have been purchased pursuant to the exercise of options granted under the Plan, provided that no option may be granted after September 5, 1999.

         6.       TERMS AND CONDITIONS OF OPTIONS

                  Options shall be evidenced by stock option agreements in such form, not inconsistent with this Plan, as the Committee shall approve from Lime to time, which shall be subject to the terms and conditions of this Plan and shall contain in substance the terms and conditions set forth below:

                  (a) PRICE. The purchase price of the shares purchased pursuant to options granted to present directors shall be equal to the actual purchase price of shares of Common Stock -issued in the conversion of the Bank from an Ohio-chartered mutual building and savings association to an Ohio-chartered stock building and savings association as of the date on which both the subscription and community offerings of Common Stock are closed. The purchase price of the shares purchased pursuant to options granted after the effective date of the Plan shall be 100% of the fair market value of the Common Stock on the date such future option is granted.

                  (b) MEDIUM AND TIME OF PAYMENT. Stock purchased pursuant to an option agreement shall be paid for in full at the time of purchase. The purchase price upon exercise of an option may be paid in whole or in part in (a) cash or
(b) whole shares of Common Stock evidenced by negotiable certificates, valued at their fair market value on the date of exercise. Upon receipt of payment the Bank shall deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for such shares. If certificates representing shares of Common Stock are used to pay all or part of the purchase price of an option, the Committee shall determine acceptable methods for tendering Common Stock and may impose such limitations and prohibitions on the use of Common Stock to pay all or part of the purchase price of an option as it deems appropriate. It shall be a condition to the performance of the Bank's obligation to issue or transfer Common Stock upon the exercise of an option or options that the optionee pay, or make provision satisfactory to the flank for the payment of, any taxes (other than stock transfer taxes) which the Bank is obligated to collect with respect to the issue or transfer of Common Stock upon such exercise.

         7.       PROVISIONS RELATING TO OPTIONS

                  All options granted under this Plan shall be subject to the following provisions:

                  (a) TERM AND EXERCISABILITY. Options granted prior to initial shareholder approval of the Plan shall become exercisable on the date of such shareholder approval. Options granted subsequent to the date of such shareholder approval shall become exercisable upon the date of grant. Options may be exercised from time to time, as to all or any of the Option Shares not previously purchased. No option may be exercised after the expiration of ten
(10) years and one day from the date of grant of such option.

                  (b) PARTIAL EXERCISE. Partial exercise will be permitted from time to time, provided that no partial exercise may result in the issuance or transfer of less than fifty (50) shares of Common Stock.

                  (c) RIGHTS AS A STOCKHOLDER. A recipient of options shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of a stock certificate to him for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other which the record date is prior to the date such stock certificate is issued.

                  (d) NON-ASSIGNABILITY OF OPTIONS. No option shall be assignable or transferable by the recipient except by will or by the laws of descent and distribution. During the life of a recipient, options shall be exercisable only by him,

                  (e) EFFECT OF TERMINATION OF DIRECTOR'S DIRECTORSHIP, DEATH OR DISABILITY. No option shall be exercisable after the expiration of a period of three (3) months from the date of termination of an optionee's directorship, unless such termination occurs by reason of death or disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 as amended from time to time (the "Code"). In the event of the death of a recipient of Options while a Director of the Bank, the unexercised portion of options granted to the deceased Director shall be exercisable by his personal representatives, heirs or legatees at any time prior to the expiration of two (2) years from the date of his death, In the event of the termination of the Director's directorship because of disability within the meaning of Section 22(e)(3) of the Code, the unexercised portion of options granted to such recipient shall expire unless exercised within one (1) year from the date of such termination. In no event shall an option be exercisable after the expiration of the term of the option fixed pursuant to subparagraph (a) of this paragraph 7.

         8.       AMENDMENT TO THE PLAN

                  The Board of Directors shall have the right to amend the Plan or suspend or terminate the Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of a recipient under any option theretofore granted under the Plan.

                  Notwithstanding the foregoing, except as provided in paragraph 3(b), without the prior approval of shareholders of the Bank (i) the total number of shares which may be issued or transferred under the Plan, and the number of shares which may be issued or transferred to any Director under the Plan, shall not be changed and the method of determining the purchase price of any option, as described in paragraph 6(a), shall not be changed, (ii) the class of persons entitled to receive options may not be changed, (iii) the purchase price of any outstanding option may not be changed, (iv) no option shall be exercisable for a term other than 10 years and one day from the date it is granted, (v) the expiration date of the Plan shall not be changed and (vi) no amendment of the Plan, any option or other action of the Committee may materially increase the benefits accruing to participants under the Plan. However, the Board of Directors retains the power to terminate the Plan at any time.


                                      -3-